Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2022	By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Phillip Frost, M.D., Individually

FROST GAMMA INVESTMENTS TRUST

Dated: February 11, 2022	By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Trustee

Dated: February 11, 2022	By:	/s/ Patricia Frost
	Name:	Patricia Frost
	Title:	Patricia Frost, Individually